Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Associated Banc-Corp:

We consent to the use of our reports dated February 15, 2011 with respect to the consolidated balance sheets of Associated Banc-Corp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois

January 11, 2012